Exhibit 99.1

From: Sierra Pacific Resources	To: PR Newswire, US1
Analyst Contact: Britta Carlson, (702) 367-5624
Media Contact: Karl Walquist, (775) 834-3891
April 23, 2008
Sierra Pacific Resources Reports First Quarter 2008 Earnings
Las Vegas — Sierra Pacific Resources (NYSE: SRP) today announced consolidated net income applicable to common stock of $24.1 million, or 10 cents per share, for the quarter ended March 31, 2008, compared with net income applicable to common stock of $15.6 million, or seven cents per share for the same period in 2007. The improvement in earnings is primarily a result of a mid-year 2007 rate increase, customer growth, and favorable impact of Allowance for Funds Used During Construction related primarily to the Clark Power Station in Las Vegas and the Tracy Combined Cycle Plant near Reno.
Michael Yackira, president and chief executive officer of Sierra Pacific Resources, said, “We are pleased with the company’s continuing solid financial and operating results. We believe our positive momentum will be maintained as we continue to aggressively pursue the three-part strategy that calls for increasing energy conservation, expanding development and investments in renewable energy and increasing Nevada’s generation capacity utilizing traditional fuels.”
“Yesterday’s announcement of our agreement to acquire Reliant Energy’s 598-megawatt (MW) natural gas-fired, combined-cycle Bighorn Generating Station in southern Nevada is another step forward in our strategy to assure that we have reliable electric service in Nevada,” Yackira added. “In northern Nevada, a new 541 MW unit at our Tracy Generating Station will begin operation before this summer. We are nearing completion of two new gas-fired power projects at our Clark Generating Station in Las Vegas that will total approximately 600 MW of peaking capacity and will be opening this spring and summer. These projects will reduce the impact for our customers from the effects of price volatility found on the open market. We also recently announced plans for the company to invest directly in two renewable energy projects in Nevada.”
Sierra Pacific Resources’ utilities, Nevada Power and Sierra Pacific Power contributed electric gross margin of $165 million and $94 million, respectively, for the quarter ended March 31, 2008 compared with $132 million and $92 million, respectively, in the same period in 2007; and $16.5 million in gross margin from Sierra Pacific’s gas business for the quarter ended March 31, 2008 compared with $15 million in the same period in 2007.
Megawatt hour sales were up 2.4% at Nevada Power and flat at Sierra Pacific Power for the first quarter 2008 when compared with the first quarter 2007. Retail sales measured in decatherms were up 7.9% for Sierra Pacific’s Gas Distribution Business. The number of residential, commercial and industrial electric customers served by Nevada Power increased by 1.5 percent, 3.7 percent and 3.4 percent, respectively, in the first quarter of 2008 compared with the 2007 first quarter. Sierra Pacific Power’s residential, commercial and industrial electric customers increased by 1.2 percent, 2.5 percent and .7 percent, respectively, in the first quarter of 2008 compared with the 2007 first quarter. The number of residential, commercial and industrial gas customers served by Sierra Pacific Power increased by 1.5 percent, 3.1 percent and 35.0 percent, respectively, in the first quarter of 2008 compared with the 2007 first quarter.
The companies expect to file their Quarterly Reports on Form 10-Q for the period ended March 31, 2008, with the Securities and Exchange Commission on or about May 2, 2008, at which time the Form 10-Q reports will be available without charge through the EDGAR system at the SEC’s website. The Form 10-Q reports will also be posted on Sierra Pacific Resources’ website, http://www.sierrapacificresources.com.
Webcast Scheduled for 7 a.m. PDT Today
Senior management of Sierra Pacific Resources (NYSE: SRP) will review the company’s first quarter 2008 financial results, regulatory issues and other matters during a conference call and live webcast today, April 23, at 7 a.m. Pacific Daylight Time.
The webcast will be accessible on the Sierra Pacific Resources website:
www.sierrapacificresources.com.
An archived version of the webcast will remain on the Sierra Pacific Resources’ website for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701, and international callers should dial (320) 365-3844. Use the conference call access code, 919549, to listen to the recording.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for Las Vegas and surrounding areas, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries, the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company, and the discretion of Sierra Pacific Resources’ Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in Sierra Pacific Resources’ and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future regulatory filings, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K for the year ended December 31, 2007, each filed with the SEC. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
Sierra Pacific Resources

	Three Months Ended
	March 31,
	2008	2007
Operating revenues	$805,051	$756,431
Other operating expenses	$91,675	$84,747
Maintenance	$23,122	$23,745
Depreciation and amortization	$62,070	$56,233
Income taxes (benefits)	$8,619	$(755)
Taxes other than income	$13,907	$12,979

Operating income	$76,813	$61,930

Other income (expense) :
Allowance for other funds used during construction	$11,957	$6,567
Income taxes	$(8,089)	$(11,383)

Interest Charges	$68,504	$69,669

Net Income Applicable to Common Stock	$24,058	$15,607

Amount per share basic and diluted-
Net Income Applicable to Common Stock	$0.10	$0.07

Weighted Average Shares of Common Stock Outstanding:
Basic -	233,836,234	221,245,427

Diluted -	234,321,972	221,701,854

Capital Structure	March 31, 2008		March 31, 2007

Current maturities of long-term debt	$110,168	2%	$8,625	0%
Long-term debt	4,173,617	57%	4,147,322	61%

Total Debt	$4,283,785	59%	$4,155,947	61%

Common shareholders’ equity	$3,004,497	41%	$2,642,158	39%

Total Capitalization (including current maturities of long-term debt)	$7,288,282	100%	$6,798,105	100%

Nevada Power Company

	Three Months Ended
	March 31,
	2008	2007
Operating revenues	$469,172	$418,165
Other operating expenses	$57,095	$50,839
Maintenance	$16,650	$17,464
Depreciation and amortization	$40,630	$35,761
Income taxes (benefits)	$2,132	$(8,212)
Taxes other than income	$8,322	$7,734

Operating income	$40,797	$27,968

Other income (expense) :
Allowance for other funds used during construction	$6,858	$3,098
Income taxes	$(4,391)	$(10,578)

Interest Charges	$41,473	$43,992

Net Income	$7,971	$4,582

Capital Structure	March 31, 2008		March 31, 2007

Current maturities of long-term debt	$8,616	0.2%	$6,225	0.1%
Long-term Debt	2,564,629	51.3%	2,501,650	53.4%

Total Debt	$2,573,245	51.5%	$2,507,875	53.5%

Common shareholder’s equity	$2,421,671	48.5%	$2,176,988	46.5%

Total Capitalization (including current maturities of long-term debt)	$4,994,916	100%	$4,684,863	100%

Sierra Pacific Power

	Three Months Ended
	March 31,
	2008	2007
Operating revenues	$335,872	$337,999
Other operating expenses	$33,505	$32,848
Maintenance	$6,472	$6,281
Depreciation and amortization	$21,440	$20,472
Income taxes	$9,659	$8,360
Taxes other than income	$5,528	$5,186

Operating Income	$33,969	$33,911

Other income (expense) :
Allowance for other funds used during construction	$5,099	$3,469
Income taxes	$(3,574)	$(1,211)

Interest Charges	$16,587	$14,783

Net Income	$24,284	$21,968

Capital Structure	March 31, 2008		March 31, 2007

Current maturities of long-term debt	$101,552	4.6%	$2,400	0.2%
Long-term debt	1,083,870	48.8%	1,095,180	54.6%

Total Debt	$1,185,422	53.3%	$1,097,580	54.8%

Common shareholder’s equity	$1,037,364	46.7%	$906,987	45.2%

Total Capitalization (including current maturities of long-term debt)	$2,222,786	100%	$2,004,567	100%

Gross margin is presented by Nevada Power Company and Sierra Pacific Power Company in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas business is at the most fundamental level. Gross margin, which is a “non-GAAP financial measure” as defined in accordance with SEC rules, provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.
Nevada Power Company and Sierra Pacific Power Company believe presenting gross margin allows the reader to assess the impact of regulatory treatment and their overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which Nevada Power Company and Sierra Pacific Power Company calculate as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every three years) and reflect Nevada Power Company and Sierra Pacific Power Company’s strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in tables herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in Thousands)
(Unaudited)
Nevada Power Company

	Three Months Ended
	March 31,
	2008	2007

Operating Revenues:
Electric	$469,172	$418,165

Energy Costs:
Purchased Power	93,750	95,594
Fuel for power generation	164,021	164,085
Deferred energy costs-net	45,775	26,932

	$303,546	$286,611

Gross Margin	$165,626	$131,554

Sierra Pacfic Power Company

	Three Months Ended
	March 31,
	2008	2007

Operating Revenues:
Electric	$250,278	$252,879
Gas	85,594	85,120

	$335,872	$337,999

Energy Costs:
Purchased Power	$90,106	$83,310
Fuel for power generation	57,587	64,069
Gas purchased for resale	66,896	71,646
Deferral of energy costs-electric-net	8,507	13,861
Deferral of energy costs-gas-net	2,203	(1,945)

	$225,299	$230,941

Energy Costs by Segment:
Electric	$156,200	$161,240
Gas	69,099	69,701

	$225,299	$230,941

Gross Margin by Segment:
Electric	$94,078	$91,639
Gas	16,495	15,419

	$110,573	$107,058